Exhibit 10.37

ACCURIDE CORPORATION

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

ACCURIDE CORPORATION

2005 INCENTIVE AWARD PLAN (AS AMENDED AND RESTATED)

Name: Address: Taxpayer Identification Number: Signature:	Grant: 5,000 Restricted Stock Units Grant Date: February 1, 20

Effective on the Grant Date, you have been granted the number of Restricted Stock Units indicated above, which entitles you to receive 5,000 shares of common stock (the “Stock”) of Accuride Corporation (the “Company”) in accordance with the provisions of this Agreement and the provisions of the Accuride Corporation 2005 Incentive Award Plan, as amended and restated (the “Plan”).

The Restricted Stock Units will fully vest and no longer be subject to the restrictions of and forfeiture under this Agreement as follows:

•	25% of the Restricted Stock Units will vest on the March 31 immediately following the Grant Date.

•	An additional 25% of the Restricted Stock Units will vest on the June 30 immediately following the Grant Date.

•	An additional 25% of the Restricted Stock Units will vest on the September 30 immediately following the Grant Date.

•	The final 25% of the Restricted Stock Units will vest on the first business day of the January immediately following the Grant Date.

In the event of the termination of your service for any reason, whether such termination is occasioned by you or by the Company, with or without cause or by mutual agreement (“Termination of Service”), your right to receive and/or vest in any additional Restricted Stock Units under the Plan, if any, will terminate and any unvested Restricted Stock Units will be forfeited effective as of the date that you give or are provided with written notice of the Termination of Service.

In accordance with the Plan, as of the “Maturity Date” for a particular Restricted Stock Unit, the Company shall transfer to you one unrestricted, fully transferable share of Stock in exchange for that Restricted Stock Unit, subject to the deferral provisions described below. The “Maturity Date” for a particular Restricted Stock Unit shall be the date on which such Restricted Stock Unit vests. Notwithstanding the foregoing, you may defer receipt of all or a portion of the Stock you are to receive in settlement for your vested Restricted Stock Units under the terms of the Accuride Corporation Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), provided that you make your election to defer in accordance with the terms of the Deferred Compensation Plan. Any such election must be made and become irrevocable on or before December 31 of the year prior to the year in which you are granted the Restricted Stock Units to which the election relates.

The Restricted Stock Units or any interest or right therein or part thereof shall not be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided that the Restricted Stock Units may be transferable by will or the laws of descent and distribution.

The Stock subject to the Restricted Stock Units will be delivered upon vesting in settlement of the Restricted Stock Units. Until Stock is issued in settlement of the Restricted Stock Units by virtue of this award, you will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive Dividend Equivalents with respect to shares of Stock. You are not entitled to vote any shares of Stock by virtue of this Award until the Stock is issued in settlement of the Restricted Stock Units.

Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation plans and arrangements.” Based on final regulations issued by the Internal Revenue Service, the Company has concluded that this award of Restricted Stock Units potentially is subject to Section 409A. The Company also has concluded, however, that in the absence of an election to defer receipt of the Stock you are to receive in settlement of your Restricted Stock Units, as described above, the award of the Restricted Stock Units qualifies for the short term deferral exception to Section 409A. In order to ensure compliance with the short-term deferral exception, once the Restricted Stock Units vest, unless you elect to defer receipt of the Stock, the Company shall issue Stock in settlement of the Restricted Stock Units as soon as possible thereafter and in any event by March 15 of the year following the year in which the Restricted Stock Units vest. If it is administratively impracticable to issue Stock in exchange for the vested Restricted Stock Units by the relevant March 15 and such impracticability was unforeseeable as of the date of this Agreement, the Stock shall be issued as soon as reasonably practicable following the applicable March 15. Under no circumstances may the time or schedule of receipt of Stock in settlement for Restricted Stock Units be accelerated. In addition, except as provided herein or under the terms of the Deferred Compensation Plan, no payment shall be subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A. This Agreement shall be administered in compliance with the short-term deferral exception to Section 409A of the Code and each provision of this Agreement shall be interpreted, to the extent possible, to comply with the short-term deferral exception Section 409A.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your services at any time. In addition, nothing in the Plan or this Agreement shall be interpreted to confer upon you the right to continue in the service of the Company or any Subsidiary.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of a Restricted Stock Unit Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock Units or benefits in lieu of Restricted Stock Units in the future. Future awards of Restricted Stock Units, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of Units and vesting provisions. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Capitalized terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

ACCURIDE CORPORATION

By:

Its:

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